EX-99.77C

                        The Lake Forest Core Equity Fund
                                   Form N-SAR
                               File No. 811-08906
                     For the Period Ended February 28, 2005


Sub-Item 77C:  Submission of matters to a vote of security holders
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At a Special Meeting of the shareholders of The Lake Forest Core Equity Fund one of two series of The Lake Forest Funds, held on October 29, 2004, shareholders of the Fund approved the Agreement and Plan of Reorganization dated as of August 24, 2004 by and between Profit Funds Investment Trust, with respect to its Profit Fund series (the "Acquiring Fund"), and The Lake Forest Funds, with respect to its series the Lake Forest Core Equity Fund (the "Selling Fund"), pursuant to which the Selling Fund is to exchange all its assets and identified liabilities in exchange for shares of the Acquiring Fund.

The results of the shareholder vote were as follows:

    For            Against            Abstain           Total
-----------       ----------         ---------        -----------
126,313.496        2,491.953         8,512.575        242,944.573